FOR IMMEDIATE RELEASE

E*TRADE Media Contact:
Heather Fondo
E*TRADE Group, Inc.
650-331-5774
hfondo@etrade.com

E*TRADE Investor Contact:
Erica Gessert
E*TRADE Group, Inc.
650-331-5893
egessert@etrade.com


                 E*TRADE ANNOUNCES A PROPOSED PRIVATE PLACEMENT
            OF $250 MILLION CONVERTIBLE SUBORDINATED NOTES DUE 2008


MENLO PARK, Calif. - May 21, 2001 - E*TRADE Group, Inc. (NYSE: ET) today announced that, market conditions permitting, it plans to sell approximately $250 million aggregate principal amount of Convertible Subordinated Notes that will be in due 2008 in a private placement pursuant to Rule 144A under the U.S. Securities Act of 1933.

     The offer and sale of the notes will not be, and have not been, registered under the Securities Act. The notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

     In connection with the offering, and to comply with its obligations under Regulation FD, the company hereby publicly discloses that it regularly investigates acquisition opportunities in the financial services industry and related industry sectors. While no significant acquisition is currently probable other than the acquisition of Web Street Securities, Inc., the company is in various stages of discussion with respect to a number of possible acquisitions. In the aggregate, these may involve the issuance of shares of common stock in an amount equal to approximately 10-15 percent of the Company's currently outstanding common shares. There can be no assurance that any of these acquisitions will occur, or that additional shares of common, will not be issued.

About E*TRADE

     E*TRADE is a global leader in online personal financial services, offering value-added investing, banking and research features, premium customer service and a redundant, proprietary Stateless Architecture(R) infrastructure.


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In addition to the U.S., E*TRADE presently serves customers in Australia,
Canada, Denmark, Hong Kong, Israel, Korea, Japan, Norway, South Africa, Sweden, and the U.K. through branded web sites. E*TRADE Group, Inc., has offices in Northern California, New York City and in other major business centers in the U.S. and worldwide.


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Important Notice

E*TRADE, the E*TRADE logo and Stateless Architecture are registered trademarks of E*TRADE Securities, Incorporated. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, failure of the transaction to close due to the failure to obtain regulatory or other approvals, failure of the Web Street stockholders to approve the merger, if that approval is necessary, the risk that the Web Street business will not be integrated successfully and unanticipated costs of such integration, changes in market activity, anticipated increases in the rate of new customer acquisition, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. For a detailed discussion of these and other cautionary statements, please refer to the registration statement to be filed by E*TRADE with the SEC relating to this transaction. Further information about these risks and uncertainties can be found in the companies' respective Forms 10K and 10Q filed with the SEC. System response and account access time may vary due to market conditions, trading volume, system performance and other factors.